EXHIBIT 14

                       CODE OF BUSINESS CONDUCT AND ETHICS
                         OF CONCORD MILESTONE PLUS, L.P.

INTRODUCTION

     This Code of Business Conduct and Ethics ("Code") covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of Concord Milestone Plus, L.P. (the "Company"). All of the Company's directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company's agents and representatives, including consultants.

     If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

     Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of this
Code, follow the guidelines described in Section 15 hereof.

     This Code was adopted by the General Partner of the Company (the "General
Partner") on March 1, 2004.

     As used herein, directors and officers of the Company includes directors and officers of the General Partner and CMP Beneficial Corp. to the extent that they are acting as directors and officers on behalf of the Company.

     1. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All directors, officers and employees must respect and obey the laws of the cities, states and countries in which the Company operates. Although not all directors, officers and employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

     2. CONFLICTS OF INTEREST

     A "conflict of interest" exists when a person's private interest interferes in any way with the Company's interests. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.
Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, directors, officers and employees and their family members may create conflicts of interest.

     You are not allowed to work for a competitor as a consultant, officer or board member. Unless approved by the General Partner, the best policy is to avoid any direct or indirect business connection with the Company's customers, suppliers or competitors, except on the Company's behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the General Partner. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the

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General Partner. Any director, officer or employee who becomes aware of a conflict or potential conflict should consult the procedures described in
Section 15 of this Code.

     3. INSIDER TRADING

     Directors, officers and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company's business.
All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to
"tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

     4. CORPORATE OPPORTUNITIES

     Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the General Partner. No director, officer or employee may use corporate property, information or position for improper personal gain, and no director, officer or employee may compete with the Company directly or indirectly. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

     5. COMPETITION AND FAIR DEALING

     The Company seeks to outperform its competition fairly and honestly.
Stealing proprietary information, possessing trade secret information obtained without the owner's consent or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers and competitors. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

     The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any director, officer, employee, family member of any director, officer or employee or agent unless it: (1) is not a cash gift,
(2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

     6. DISCRIMINATION AND HARASSMENT

     The diversity of the Company's employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.
Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

     7. HEALTH AND SAFETY

     The Company strives to provide each employee with a safe and healthy work environment. Each director, officer and employee has responsibility for maintaining a safe and healthy workplace for all directors, officers and employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

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     Violence and threatening behavior are not permitted. Directors, officers and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

     8. RECORD-KEEPING

     The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

     Many directors, officers and employees use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your manager.

     All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the
Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

     Business records and communications often become public, and the Company must avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the General Partner.

     9. RESPONSIBILITIES OF CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL
OFFICERS

     The Company's President and all senior financial officers (or the President and senior financial officers of the General Partner or CMP Beneficial Corp.
acting in such capacities on behalf of the Company) are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed with the SEC. Accordingly, it is the responsibility of the
President and each senior financial officer promptly to bring to the attention of the General Partner any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

     The President and each senior financial officer shall promptly bring to the attention of the General Partner any information he or she may have concerning
(1) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the
Company's financial reporting, disclosures or internal controls.

     The President and each senior financial officer shall promptly bring to the attention of the General Partner or the President any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business.

     10. CONFIDENTIALITY

     Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the General Partner or required by applicable laws or regulations. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. It also includes information that suppliers and

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customers have entrusted to the Company. The obligation to preserve confidential information continues even after employment or service to the Company ends.

     11. PROTECTION AND PROPER USE OF COMPANY ASSETS

     All directors, officers and employees should endeavor to protect the
Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business.

     The obligation of directors, officers and employees to protect the
Company's assets includes protection of its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or criminal penalties.

     12. PAYMENTS TO GOVERNMENT PERSONNEL

     The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

     In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S.
government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The
General Partner can provide guidance to you in this area.

     13. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

     Any waiver of this Code for executive officers or directors may be made only by the General Partner. All waivers and amendments of this Code will be promptly disclosed as required by law.

     14. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

     Directors, officers and employees are encouraged to talk to supervisors, managers or other appropriate personnel about potential illegal or unethical behavior and the best course of action in a particular situation. It is the
Company's policy not to allow retaliation for reports of misconduct by others made in good faith by directors, officers and employees. Directors, officers and employees are expected to cooperate in internal investigations of misconduct.

Directors, officers and employees may submit a good faith concern to the audit committee regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

     The General Partner shall determine, or designate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and shall include written notices to the individual involved that the General Partner determined that there has been a violation, censure by the General Partner, demotion or re-assignment of the

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individual involved, suspension with or without pay or benefits (as determined by the General Partner) and termination of the individual's employment. In determining what action is appropriate in a particular case, the General Partner or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

     15. COMPLIANCE PROCEDURES

     We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since it is not possible to anticipate every situation that will arise, it is important to have a way to approach a new question or problem.
These are some steps to keep in mind:

     o Make sure you have all the facts. In order to reach the right solutions, both you and the Company must be as fully informed as possible.

     o Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

     o Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

     o Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process.
Remember that it is your supervisor's responsibility to help solve problems.

     o Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the
General Partner.

     o You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

     o Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

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